NEORX REPORTS SECOND QUARTER 2002 RESULTS

Skeletal Targeted Radiotherapy (STR) Dosimetry Study Initiated

NeoRx Discontinues Pretarget® Program and Reduces Workforce

Seattle, WA, July 24, 2002—NeoRx Corporation (NASDAQ: NERX) today reported results for the second quarter ended June 30, 2002. The Company reported a net loss of $7.4 million ($0.28 diluted per share loss after preferred dividends) for the second quarter of 2002, compared to a net loss of $5.6 million ($0.22 diluted per share loss after preferred dividends) for the second quarter of 2001. The Company reported a net loss of $14.5 million ($0.55 diluted per share loss after preferred dividends) for the six months ended June 30, 2002, compared to a net loss of $9.2 million ($0.36 diluted per share loss after preferred dividends) for the six months ended June 30, 2001.

Revenue for the second quarter of 2002 was $1.2 million, compared to $0.1 million for the second quarter of 2001. Revenue for the second quarter of 2002 consisted of a milestone payment of $1.0 million from Angiotech Pharmaceuticals, Inc., along with revenue from government grants and a facilities lease agreement. Revenue for the second quarter of 2001 consisted primarily of revenue from government grants and a facilities lease agreement.

Other income for the second quarter of 2002 was $0.2 million, compared to $0.7 million for the second quarter of 2001. Other income for the quarters ended June 30, 2002 and 2001 consisted primarily of interest income from investment securities.

Total operating expenses for the second quarter of 2002 increased 37% to $8.9 million from $6.4 million from the second quarter of 2001, and increased 39% to $16.6 million for the six months ended June 30, 2002 from $11.9 million for the same time period in 2001. Research and development expenses increased 47% to $7.0 million for the second quarter of 2002 from $4.8 million for the second quarter of 2001, and increased 50% to $13.0 million for the six months ended June 30, 2002 from $8.7 million for the same time period in 2001. The increase in research and development expenses for the second quarter of 2002 and six months ended June 30, 2002 was predominantly due to the addition of the Company's radiopharmaceutical manufacturing facility in Denton, Texas. Second quarter research and development expenses also increased from clinical activities relating to the Company's Pretarget® Lymphoma and Pretarget® Carcinoma clinical product development programs.

General and administrative expenses increased 10% to $1.9 million for the second quarter of 2002 from $1.7 million for the second quarter of 2001, and increased 11% to $3.6 million for the six months ended June 30, 2002 from $3.3 million for the same time period in 2001. The increase in general and administrative costs during the second quarter of 2002 and six months ended June 30, 2002 was due to increased staff, legal, and corporate expenses.

Cash and investment securities as of June 30, 2002 were $18.3 million compared to $33.6 million at December 31, 2001. Due to the clinical development timetable anticipated for its Pretarget® product candidates, and the current economic environment, NeoRx has taken actions to curtail its Pretarget® product development program and reduce its staff size by 34 persons, or approximately 30%. The expected effect of these actions will be to reduce NeoRx's burn rate to about $2.1 million per month. The Company remains committed to continuing development of its lead product candidate, Skeletal Targeted Radiotherapy (STR), a cancer therapy that uses a small-molecule bone-targeting agent to deliver high-dose radiotherapy to tumor sites throughout the skeleton.

"We have carefully evaluated our product development programs and resources, and determined that under current conditions our most prudent route to advancing product development and conserving cash is to focus on our most advanced clinical candidate, STR, and curtail our early-stage Pretarget® program," said Douglass B. Given, MD, PhD, President and CEO. "We regret that the continuation of our Pretarget® program is beyond our current internal resources. We plan to out-license the technology for our Pretarget® product candidates. We also will seek to raise cash through the sale of equity securities, and through licensing or divestiture of non-core technology assets."

Earlier this month NeoRx began enrolling and dosing multiple myeloma patients in a dosimetry study for STR. This study was requested by the Food and Drug Administration (FDA) to validate the method proposed for calculating radiation dose in a planned pivotal clinical trial program. Under the dosimetry study, which will enroll approximately 12 patients, tracer doses of the STR therapeutic initially are administered to determine skeletal uptake and eligibility for treatment. Eligible patients then receive a treatment dose of the STR therapeutic, followed by high-dose chemotherapy and peripheral blood stem cell transplantation to restore bone marrow function. Patients are carefully monitored throughout the study. Follow-up evaluations will include assessments of STR safety and efficacy.

NeoRx has completed patient enrollment in phase I safety studies for Pretarget Lymphoma in patients with non-Hodgkin's lymphoma, and for Pretarget Carcinoma in patients with gastrointestinal adenocarcinoma. NeoRx does not plan to enroll additional patients in either the Pretarget Lymphoma or Pretarget Carcinoma program, or otherwise further pursue its Pretarget product candidates. The FDA has required that the Company complete a 90-day follow-up on all patients treated to date with Pretarget Lymphoma, and review the data with the FDA.

NeoRx is a cancer therapeutics company developing products for targeted delivery of cytotoxic agents, including radiopharmaceuticals, to tumor sites.

This release contains forward-looking statements relating to the development of the Company's products and future operating results that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The words "believe," "expect," "intend," "anticipate," variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect the Company's actual results include the progress and costs of clinical trials and the timing of regulatory approvals. Reference is made to the Company's latest Quarterly Report on Form 10Q filed with the Securities and Exchange Commission for a more detailed description of such factors. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Visit NeoRx at www.neorx.com.

To receive NeoRx news releases via email, register at www.neorx.com/investor_information.html

NeoRx and Pretarget are registered trademarks of NeoRx Corporation in the United States and/or foreign countries.

© 2002 NeoRx Corporation. All Rights Reserved.